UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    April 16, 2008

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

                 001-13183                                                                       58-2122873

     (Commission File Number)                                           (IRS Employer Identification No.)

      450 Northridge Parkway, Suite 302, Atlanta, Georgia                              30350

                (Address of Principal Executive Offices)                                           (Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

Roberts Realty Investors, Inc. (“Roberts Realty”), the registrant, conducts its business through Roberts Properties Residential, L.P. (the “operating partnership”), which owns all of Roberts Realty’s properties. Roberts Realty owns a 76.4% interest in the operating partnership and is its sole general partner. On April 16, 2008, the operating partnership entered into a sales contract to sell its 403-unit Addison Place apartment community, which consists of 118 townhomes and 285 garden apartments (“Addison Place”), located in Johns Creek, Fulton County, Georgia. The buyer is The Connor Group, A Real Estate Investment Firm, LLC, and the aggregate purchase price is $60,000,000. Attached to this Current Report on Form 8-K are copies of: (a) the sales contract (Exhibit 10.1) and (b) the press release issued by Roberts Realty on April 22, 2008 announcing the agreement (Exhibit 99.1). On April 21, 2008, the buyer paid a $1,000,000 earnest money deposit into escrow to be held in an interest-bearing account and to be applied towards the purchase price due at closing.

Under the sales contract, the buyer will pay an approximately $20,272,000 portion of the purchase price by assuming the outstanding principal balance of the mortgage loan secured by the Addison Place apartments. The closing is scheduled to occur no earlier than June 19, 2008 and no later than June 26, 2008. Except for certain limited representations and warranties, Addison Place will be sold “as is.” Roberts Realty made no representation or warranty with respect to the physical nature or construction of Addison Place.

The buyer can terminate the sales contract and receive the deposit if:

•

the buyer, in its sole but commercially reasonable discretion, determines that Addison Place’s title, survey, environmental or termite non-infestation is not satisfactory (the buyer will have a 30-day due diligence period, or until May 16, 2008, to investigate the title, survey, environmental condition and the condition of any termite infestation with respect to the community); or

•	upon good faith commercially reasonable efforts, the buyer has been unable to obtain, by no later than June 9, 2008, approval from the holder of the mortgage loan described above to assume that loan.

If the buyer fails to close the purchase as provided in the contract when it has no right to terminate the contract as described in this paragraph, Roberts Realty’s sole remedy will be to receive the deposit as liquidated damages from the escrow agent.

        Roberts Realty expects to close the sale of Addison Place by June 30, 2008 and estimates that the operating partnership will receive net cash proceeds of approximately $29,000,000, from the sale. After closing the sale and prior to December 31, 2008, the company intends to make a distribution of $2.50 per share to its shareholders.

        The foregoing description of the material terms of the sales contract does not purport to be complete and is qualified in its entirety by reference to the full text of the sales contract, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by this reference.

        Some of the statements made in this report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and include known and unknown risks, uncertainties and other factors, many of which Roberts Realty is unable to predict or control, that may cause Roberts Realty’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with the following: Roberts Realty may not be able to sell Addison Place as soon as it expects (or at all, if the purchaser fails to close as expected); the terms of the sale may ultimately not be as favorable as it expects; and, the amount of the resulting distribution to shareholders will depend on the actual sales price, the timing of the sale, and certain tax calculations. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled “Risk Factors.”

Item 9.01      Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.       Exhibit

10.1                 Sales Contract dated April 16, 2008 between Roberts Properties Residential, L.P.
                       and The Connor Group, A Real Estate Investment Firm, LLC.

99.1                 Press release issued by Roberts Realty Investors, Inc. on April 22, 2008 regarding the sales contract to sell the Addison Place apartment community.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: April 22, 2008	By: /s/ Charles R. Elliott
Charles R. Elliott
Chief Financial Officer